Exhibit 23

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 of Macquarie Equipment Leasing Fund, LLC of our report dated March 15, 2010, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 15, 2010